Exhibit 10.1

November 20, 2018

Mr. John A. Sedor
C/O Pernix Thereapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, NJ 07960

Dear Mr. Sedor,

On November 19, 2018, the Board of Directors of Pernix Therapeutics Holdings, Inc., upon recommendaton of the Compensation Committee, approved an amendment to Section 3f. of your Employment Agreement dated November 3, 2016 (the "Employment Agreement".)

Effective November 19, 2018, Section 3f. of your Employment Agreement will be deleted in its entirety and replaced with the following language:

"3f. Commencing on November 1, 2018 and continuing until the earlier of (i) June 30, 2019 or (ii) the end of the Term, the Company shall pay Executive a housing allowance for a residence located within fifty (50) miles of the Company's offices in Morristown, NJ. The Housing allowance shall be $6,300 per month through November 30, 2018 and shall be $6,612 per month from that time until (i) June 30, 2019 or (ii) the end of the Term, whichever is earlier."

Please acknowledge your agreement and receipt by signing this amendment to your Employment Agreement in the space provided below.

Very truly yours,

PERNIX THERAPEUTICS HOLDINGS, INC.

/s/ Kenneth R. Piña
By: Kenneth R. Piña
Senior Vice President, Chief Legal and
Compliance Officer & Corporate Secretary

Acknowledged and Agreed:

/s/ John A. Sedor
John A. Sedor